Filed Pursuant to Rule 424(b)(5)
File Registration No. 333-120703

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities, nor does it seek an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated March 28, 2006

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated November 23, 2004)

7,300,000 Shares

COMMON STOCK

We are issuing 7,300,000 shares of common stock to be sold in the offering.

Our common stock is quoted on The Nasdaq National Market under the symbol “SGEN.” The last reported sales price of our common stock on March 27, 2006 was $5.76 per share.

See “ Risk Factors” beginning on page S-2 to read about factors you should consider before buying shares of our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discount and commissions	$	$
Proceeds to us (before expenses)	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about April 3, 2006.

Joint Book-Running Managers

Banc of America Securities LLC	CIBC World Markets

                         , 2006

T ABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement, unless the context requires otherwise, the terms “Seattle Genetics, “we,” “us” and “our” refer to Seattle Genetics, Inc.

This document is in two parts. The first part is the prospectus supplement, which describes the terms of this offering of shares of common stock. The second part is the accompanying prospectus, which provides more general information. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of this offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement contains information about the shares of common stock offered in this offering and may add, update or change information in the accompanying prospectus. Before you invest in shares of our common stock, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information” in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any person, including any salesman or broker, to provide information or represent anything other than that provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. You must not rely on any unauthorized information or representations. We are not making an offer in any jurisdiction or under any circumstances where the offer is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

SEATTLE GENETICS, INC.

We are a biotechnology company focused on the development of monoclonal antibody-based therapies for the treatment of cancer and immunologic diseases. We currently have three product candidates, SGN-30, SGN-40 and SGN-33, in six ongoing clinical trials, and three lead preclinical product candidates, SGN-35, SGN-70 and SGN-75. Our pipeline of product candidates is based upon two technologies: genetically engineered monoclonal antibodies and antibody-drug conjugates (ADCs). These technologies enable us to develop monoclonal antibodies that can kill target cells on their own as well as increase the potency of monoclonal antibodies by enhancing their cell-killing payload. We have licensed our ADC technology to seven collaborators: Genentech, UCB Celltech, PDL BioPharma, CuraGen, Bayer, MedImmune and PSMA Development Company (a joint venture between Progenics and Cytogen). We also have internal research and in-licensing programs for novel antigens and new monoclonal antibodies.

RECENT DEVELOPMENTS

Stock Purchase Agreement with Baker Brothers Investments

On March 28, 2006, we entered into a stock purchase agreement with entities affiliated with Baker Brothers Investments, which are managed by Baker Bros. Advisors, LLC. Felix Baker, Ph.D., one of our directors, is a Managing Member of Baker Brothers Advisors. The stock purchase agreement provides that, subject to stockholder approval and customary closing conditions, these entities will purchase 1,129,015 shares of our common stock at a price per share equal to the greater of the volume weighted average price at which the shares purchased by the underwriters are sold by the underwriters through 4 p.m. Eastern time on Wednesday, March 29, 2006 and the price listed under “Proceeds to us (before expenses)” on the cover page of this prospectus supplement. We have agreed to use commercially reasonable efforts to seek stockholder approval for this issuance within 75 days, and if we do not receive such approval this transaction will not be consummated. We will file this stock purchase agreement as an exhibit to a current report on Form 8-K.

Corporate Information

We were incorporated in Delaware on July 15, 1997. Our principal executive offices are located at 21823 30th Drive SE, Bothell, WA 98021. Our telephone number is (425) 527-4000. Our web site is www.seattlegenetics.com. Information contained on our web site does not constitute a part of this prospectus supplement or the accompanying prospectus.

RISK FACTORS

Investment in our common stock involves risks. Before deciding whether to invest in our common stock, you should consider carefully the risk factors discussed in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 8, 2006, which is incorporated herein by reference in its entirety, as well as any amendment or update thereto reflected in subsequent filings with the SEC. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents that we have filed with the SEC that are included or incorporated or deemed to be incorporated by reference in this prospectus supplement include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “might,” “predict,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these statements include, among other things, statements relating to:

•	the development of our product candidates;

•	the establishment and development of collaborative partnerships;

•	our ability to identify new potential product candidates;

•	our ability to achieve commercial acceptance of our product candidates;

•	our ability to scale-up our manufacturing capabilities and facilities;

•	the use of proceeds from this offering;

•	our projected capital expenditures; and

•	our liquidity.

Any or all of our forward-looking statements in this prospectus supplement and in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus supplement will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. We advise you to consult the cautionary discussion of risks and uncertainties under “Risk Factors” contained on page S-2 of this prospectus supplement. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed could also adversely affect us.

USE OF PROCEEDS

We expect to receive approximately $38.4 million in net proceeds from the sale of the 7,300,000 shares of common stock offered by us in this offering an assumed public offering price of $5.76 per share (which was the last reported sales price of our common stock on March 27, 2006), after deducting an estimated 8% underwriting discount and estimated offering expenses payable by us.

We expect to use the net proceeds from the sale of the offered securities for:

•	clinical and preclinical development of existing product candidates;

•	discovery of additional product candidates;

•	potential acquisitions;

•	product manufacturing;

•	capital expenditures; and

•	other general corporate purposes.

Although we currently have no plans to acquire any complementary businesses, our management has broad discretion as to the allocation of the net proceeds received in this offering and may use these proceeds for that purpose in the future. Pending use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the pro forma net tangible book value per share. Our historical net tangible book value as of December 31, 2005 was approximately $75.5 million, or approximately $1.78 per share. Historical net tangible book value per share is determined by dividing the actual number of outstanding shares of common stock by our net tangible book value. Dilution in historical net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the closing of this offering.

After giving effect to the sale of the shares of common stock at an assumed public offering price of $5.76 per share (which was the last reported sales price of our common stock on March 27, 2006), after deducting estimated offering expenses payable by us and an 8% assumed aggregate underwriting discounts and commissions, our pro forma net tangible book value as of December 31, 2005 would have been approximately $113.9 million, or $2.29 per share of common stock. This would represent an immediate increase in pro forma net tangible book value of $.51 per share to existing stockholders and an immediate dilution of $3.47 per share to new investors purchasing shares of common stock in this offering at an assumed public offering price of $5.76 per share.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$5.76
Historical net tangible book value per share as of December 31, 2005	$1.78
Increase in historical net tangible book value per share attributable to this offering	.51

Pro forma net tangible book value per share after giving effect to this offering		2.29

Dilution per share to new investors in the offering		$3.47

A $1.00 decrease in the assumed public offering price of $5.76 per share would decrease our pro forma net tangible book value by $6.7 million, or $.13 per share, and would decrease the dilution in pro forma net tangible book value per share to new investors in this offering by $.87 per share, after deducting estimated offering expenses payable by us and assumed underwriting discounts and commissions calculated at the maximum percentage rate permitted by the rules of the NASD. The pro forma information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering.

The above tables and discussion do not include the 1,129,015 shares of common stock that may be sold to entities affiliated with Baker Brothers Investments pursuant to the stock purchase agreement described under Recent Developments on page S-1.

UNDERWRITING

General

Under the terms of an underwriting agreement, which we will file as an exhibit to a current report on Form 8-K and incorporate by reference into this prospectus supplement and the accompanying prospectus, we agreed to sell to the underwriters named below the indicated number of shares of our common stock:

Underwriters	Number of Shares to be Purchased
Banc of America Securities LLC
CIBC World Markets Corp.

Total	7,300,000

Subject to certain conditions, the underwriters have agreed to purchase all of the shares being offered if they purchase any shares.

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the agreement including:

•	the obligation to purchase all of the shares of common stock offered hereby if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays to us for the shares of common stock. The maximum commission or discount to be received by the underwriters will not be greater than 8% for the sale of the shares of common stock offered by this prospectus supplement.

Per Share	$
Total	$

The underwriters have advised us that they propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriter, at such offering price less a selling concession not in excess of $             per share. After the offering, the underwriter may change the offering price and other selling terms. The expenses of the offering that are payable by us are estimated to be $250,000 (exclusive of underwriting discounts and commissions).

Lock-Up Agreement

We, our directors, executive officers and certain other stockholders have agreed that, without the prior written consent of Banc of America Securities LLC and CIBC World Markets Corp., we and they will not, subject to some exceptions, directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any common stock or any securities which may be converted into or exchanged for any common stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, make any demand for or exercise any right or file or cause to be filed a registration statement with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities (other than any registration statement on Form S-8) or publicly disclose the intention to do any of the foregoing for a period of 90 days from the date of this prospectus supplement, other than permitted transfers and the sale of 1,129,015 shares of our common stock to entities affiliated with Baker Brothers Investments, as described under Recent Developments on page S-1.

Banc of America Securities LLC and CIBC World Markets Corp., in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release the common stock and other securities from lock-up agreements, Banc of America Securities LLC and CIBC World Markets Corp. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock or other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization and Short Positions

The underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position will be a naked short position. In a naked short position, the number of shares involved is greater than the number of shares an underwriter may purchase. The underwriter may close out any short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover short positions.

•	These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Potential Conflicts of Interest

As of March 27, 2006, affiliates of Banc of America Securities LLC held an aggregate of approximately 5.7% of the company’s total outstanding common stock, 5.4% of which is held in fiduciary accounts and the remainder of which consists of warrants.

Electronic Distribution

A prospectus or prospectus supplement in electronic format may be made available on the Internet sites or through other online services maintained by the underwriters, or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online.

Other than the prospectus or prospectus supplement in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by the underwriters is not part of the prospectus, any prospectus supplement or the registration statement of which this prospectus supplement and the related prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in its capacity as underwriter and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of common stock offered in the prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of the prospectus supplement.

Transfer Agent

The transfer agent and registrar for our common stock is Mellon Investor Services.

Listing

Our common stock is listed on the Nasdaq National Market under the symbol “SGEN.”

LEGAL MATTERS

Heller Ehrman LLP, Seattle, Washington will pass upon the validity of the common stock offered by this prospectus supplement for us. Certain legal matters in connection with this offering will be passed on for the underwriters by Cooley Godward LLP, Palo Alto, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus supplement is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended. As permitted by the SEC, this prospectus supplement does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement on Form S-3 that may be obtained from the locations described below. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov.

Statements contained in this prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference into the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and certain information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than reports or portions furnished on Form 8-K), unless otherwise specifically stated in such current report on Form 8-K, until we complete our offering of the securities:

•	our annual report on Form 10-K for the year ended December 31, 2005;

•	our current reports on Form 8-K filed on March 10, 2006 and March 24, 2006;

•	our definitive proxy statement on Schedule 14A, as filed with the SEC on April 8, 2005 in connection with our May 13, 2005 annual meeting of stockholders; and

•	the description of our common stock contained in our registration statement on Form 8-A as filed with the SEC on February 28, 2001, as amended.

Documents incorporated by reference, excluding exhibits except to the extent such exhibits are specifically incorporated by reference, are available from us without charge. You may obtain documents incorporated by reference by requesting them in writing from Seattle Genetics, Inc., 21823 30th Drive SE, Bothell, Washington 98021, Attention: Investor Relations Department, or by calling (425) 527-4000.

PROSPECTUS

$75,000,000

COMMON STOCK

Seattle Genetics, Inc. may offer shares of its common stock, $0.001 par value per share, from time to time. We will specify in an accompanying prospectus supplement the terms of any offering. Our common stock is traded on the Nasdaq National Market under the trading symbol “SGEN.” On November 22, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $7.10 per share. The common stock offered by this prospectus will have an aggregate public offering price of up to $75,000,000.

You should read this prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

Investing in our common stock involves a high degree of risk. See the section entitled “Important Factors That May Affect Our Business, Results of Operations and Stock Price” in our most recent quarterly report on Form 10-Q for the quarter ended September 30, 2004, as filed with the Securities and Exchange Commission and the section entitled “ Risk Factors” on page 4, as well as any amendment or update thereto reflected in subsequent filings with the Securities and Exchange Commission, including any prospectus supplement.

This prospectus may not be used to offer or sell any of our common stock unless accompanied by a prospectus supplement.

The common stock offered by this prospectus may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. We will set forth the names of any underwriters or agents in an accompanying prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 23, 2004.

SEATTLE GENETICS, INC.

We focus on the discovery and development of monoclonal antibody-based drugs to treat cancer and immunologic diseases. We have three monoclonal antibody-based technologies: genetically engineered monoclonal antibodies; monoclonal antibody-drug conjugates, or ADCs; and antibody-directed enzyme prodrug therapy, or ADEPT. Our technologies enable us to develop monoclonal antibodies that can kill cells on their own as well as to increase the potency of monoclonal antibodies by enhancing their tumor cell-killing ability. Using our expertise in cancer and monoclonal antibody technologies, we have constructed a diverse portfolio of product candidates. Our technologies also provide us with an opportunity to partner with other companies that are developing monoclonal antibodies.

We have two product candidates in phase II clinical trials, SGN-30 and SGN-15, and one product candidate in phase I clinical trials, SGN-40. SGN-30 and SGN-40 are monoclonal antibodies being developed to treat patients with hematologic malignancies. SGN-15 is an ADC that targets a variety of solid tumors, notably lung cancer. Additionally, we have three product candidates in preclinical development: SGN-35, SGN-75 and SGN-17/19. SGN-35 and SGN-75, which utilize our second generation ADC technology, are in preclinical development for hematological malignancies. This technology utilizes proprietary stable linkers that can reduce the toxic side effects caused by the systemic release of drugs associated with less stable linker technology. These linkers attach our antibodies to synthetic, highly potent, cell-killing drugs we have developed, including variants of Auristatin E, which are scaleable for commercial development. SGN-17/19, which utilizes our ADEPT technology, is in preclinical development for patients with metastatic melanoma.

We were incorporated in Delaware on July 15, 1997. Our principal executive offices are located at 21823 30th Drive SE, Bothell, WA 98021. Our telephone number is (425) 527-4000. Our web site is www.seattlegenetics.com. Information contained on our web site does not constitute a part of this prospectus. Unless the context requires otherwise, in this prospectus the terms “Seattle Genetics,” “we,” “us” and “our” refer to Seattle Genetics, Inc. and the Seattle Genetics, Inc. logo and all other Seattle Genetics names are trademarks of Seattle Genetics, Inc. This prospectus also includes trademarks, trade names and service marks of other companies. Use by us of other parties’ trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, these other parties and such names or marks are the property of their respective holders.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell common stock described in this prospectus in one or more offerings up to a total dollar amount of $75,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements and the documents incorporated by reference in this prospectus and any prospectus supplement, includes all material information relating to this offering. Please read carefully both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus may not be used to consummate a sale of our securities unless it is accompanied by a prospectus supplement.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the section entitled “Important Factors That May Affect Our Business, Results of Operations and Stock Price” contained in our most recent quarterly report on Form 10-Q filed with the SEC, which is incorporated herein by reference in its entirety, as well as other information in this prospectus and the prospectus supplement before purchasing any of our securities. Each of the factors set forth in that section or in this prospectus or any prospectus supplement could adversely affect our business, operating results and financial condition, and could adversely affect the value of an investment in our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we have filed with the SEC that are included or incorporated or deemed to be incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “might,” “predict,” “should,” “will” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these statements include, among other things, statements relating to:

•	the development of our product candidates;

•	the establishment and development of collaborative partnerships;

•	our ability to identify new potential product candidates;

•	our ability to achieve commercial acceptance of our product candidates;

•	our ability to scale-up our manufacturing capabilities and facilities;

•	the use of proceeds from this offering;

•	our projected capital expenditures; and

•	our liquidity.

Any or all of our forward-looking statements in this prospectus and in the documents incorporated or deemed to be incorporated by reference in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. We advise you to consult the cautionary discussion of risks and uncertainties under “Important Factors That May Affect Our Business, Results of Operations and Stock Price” contained in our most recent quarterly report on Form 10-Q and any section entitled “Risk Factors” in any prospectus supplement. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

Unless otherwise indicated in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of the offered securities for clinical and preclinical development and manufacturing of existing product candidates, discovery and development of additional product opportunities, capital expenditures and working capital and other general corporate purposes. Although we currently have no plans to acquire any complementary businesses, our management has broad discretion as to the allocation of the net proceeds received in this offering and may use these proceeds for that purpose in the future. Pending use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share, of which 1,640,000 shares have been designated Series A convertible preferred stock. The following summary of the provisions of the common stock and preferred stock is not complete and may not contain all the information you should consider before investing in our common stock. You should read carefully our certificate of incorporation, certificate of designations of Series A convertible preferred stock and bylaws.

Common Stock

As of November 17, 2004, there were 41,959,233 shares of common stock outstanding, held of record by approximately 130 stockholders. The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to the preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends our Board of Directors declares out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, the holders of common stock are entitled to share pro rata all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued under this prospectus will be fully paid and nonassessable.

Preferred Stock

Of the 5,000,000 shares of preferred stock authorized, we have designated 1,640,000 shares as Series A convertible preferred stock. Pursuant to our certificate of incorporation, our Board of Directors has the authority, without further action by the stockholders, to issue the remaining 3,360,000 shares of preferred stock in one or more series. Our Board of Directors also has the authority to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions of any preferred stock issued, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our Board of Directors, without stockholder approval, may issue preferred stock with voting, conversion or other rights that are superior to the voting and other rights of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Seattle Genetics without further action by the stockholders and may have the effect of delaying or preventing changes in management of Seattle Genetics. In addition, the issuance of preferred stock may decrease the market price of the common stock.

Series A Convertible Preferred Stock

In May 2003, our Board of Directors authorized the designation of 1,640,000 shares of Series A convertible preferred stock and the issuance and sale of such shares in a private placement pursuant to a Securities Purchase Agreement dated May 12, 2003, as amended. The issuance and sale was approved by our stockholders at a special meeting held on July 2, 2003 and the transaction closed on July 8, 2003. The purchase price of the Series A convertible preferred stock was $25.00 per share for an aggregate purchase price of $41,000,000. Prior to November 22, 2004, 140,000 shares of Series A convertible preferred stock have been converted into 1,400,000 shares of common stock and as of that date, 1,500,000 shares of Series A convertible preferred stock remain outstanding.

Each share of Series A convertible preferred stock is initially convertible into 10 shares of common stock, subject to certain adjustments as described below in “Conversion.” A certificate of designations filed with the Secretary of State of the State of Delaware and attached as an exhibit to our 8-K filed with the SEC on June 5, 2003 sets forth the rights, privileges and preferences of the Series A convertible preferred stock. The following summarizes the terms and provisions of the Series A convertible preferred stock and is qualified in its entirety by reference to the terms and provisions of the certificate of designations.

Seniority

The Series A convertible preferred stock ranks senior to our common stock and will rank senior to each other class or series of capital stock of Seattle Genetics now or hereafter established with respect to rights on liquidation, except as consented to by the holders of Series A convertible preferred stock.

Dividends

The holders of Series A convertible preferred stock are not entitled to receive any cumulative or non-cumulative dividends, although the holders of the Series A convertible preferred stock are entitled to receive dividends, if any, paid on any other shares of our capital stock based on the number of shares of common stock into which such holder’s shares of Series A convertible preferred stock would then convert.

Rights Upon Liquidation

In the event of any voluntary liquidation, dissolution or winding up of Seattle Genetics, the holders of Series A convertible preferred stock are entitled to receive out of the assets available for distribution to our stockholders, before any distribution of assets is made to holders of common stock, liquidating distributions equal to the greater of 100% of the original purchase price per share and the amount the holders would have been entitled to receive if they had converted the Series A convertible preferred stock into common stock prior to the liquidation, dissolution or winding up. Certain sale transactions approved by our Board of Directors that would result in a change of control of Seattle Genetics will also be considered a liquidation, including: a sale of all or substantially all of the assets of Seattle Genetics (including a sale of a division of Seattle Genetics or of assets that would materially change the nature of our business), and a merger, consolidation, stock sale or other transaction (other than an equity or debt financing transaction where individuals who were part of our Board of Directors prior to such transaction constitute 3/4ths or more of the Board of Directors following the transaction). After payment of the full amount of the liquidating distributions to which holders of the Series A convertible preferred stock are entitled, our remaining assets available for distribution shall be distributed pro rata among the holders of the common stock.

If a sale transaction occurs on or before the fourth anniversary of the issuance of the Series A convertible preferred stock, which is July 8, 2007, and the holders of outstanding Series A convertible preferred stock receive less than their liquidation preference in cash, then the holders of Series A convertible preferred stock are entitled to receive consideration with a value equal to their portion of the liquidation preference paid in cash and new preferred securities of the surviving entity of the sale transaction. The new preferred securities are required to have terms substantially similar to the Series A convertible preferred stock. This requirement to pay cash or issue new preferred securities does not apply if the consideration to be received by the Series A holders has an aggregate value of more than $6.25 per share determined on the date definitive documentation for such sale transaction is signed or if holders of 2/3rds of the outstanding shares of Series A convertible preferred stock waive this requirement.

Conversion

Each share of Series A convertible preferred stock is initially convertible, at the holder’s option at any time after the first anniversary of the closing, into the number of shares of common stock equal to the initial purchase price divided by $2.50, subject to adjustment as described below. This results in a 1 for 10 conversion ratio. In addition, after the first anniversary of the closing, holders of 2/3rds of the outstanding shares of Series A convertible preferred stock can force all outstanding shares of Series A convertible preferred stock to be converted into common stock. At any time after the fourth anniversary of the date the Series A convertible preferred stock is issued, Seattle Genetics has the option to cause the conversion of the outstanding Series A convertible preferred stock into common stock if the volume weighted average price per share of our common stock for the 60 consecutive trading dates immediately preceding the conversion date is equal to or greater than $6.25 per share, the daily average trading volume for the 60 day period is at least 75,000 shares and the volume weighted average trading price per share for each of the five trading days immediately preceding the conversion date is at least $6.25 per share.

There will be no change to the conversion ratio subsequent to issuance of the Series A convertible preferred stock based upon the trading price of our common stock. The conversion price of the Series A convertible preferred stock will be adjusted for stock splits, stock dividends, combinations, and other similar recapitalizations of our outstanding common and preferred stock.

Voting Rights

Holders of the Series A convertible preferred stock have the right to vote together with the holders of common stock as a single class on all matters, other than the election of directors. Each share of Series A convertible preferred stock is entitled to 0.93 votes for each share of common stock into which such share of Series A convertible preferred stock could then be converted. The rights of the holders of Series A convertible preferred stock to designate directors are described below under “Right to Designate Directors.”

For so long as any shares of Series A convertible preferred stock remain outstanding, the approval of the holders of 2/3rds of the then outstanding Series A convertible preferred stock is required to:

•	alter or change the rights, privileges or preferences of the Series A convertible preferred stock, or

•	amend, alter or repeal our certificate of incorporation, the certificate of designations or bylaws if the amendment, alteration or repeal would have an adverse effect on the terms or powers of the Series A convertible preferred stock.

For so long as 1/3rd of the shares of Series A convertible preferred stock issued at the closing remain outstanding, the approval of the holders of 2/3rds of the then outstanding Series A convertible preferred stock is required to:

•	issue, sell or decrease the number of authorized shares of Series A convertible preferred stock, or

•	declare, pay, set aside or reserve amounts for the payment of any dividend or any similar distribution on our common stock or capital stock other than the Series A convertible preferred stock.

For so long as 1/3rd of the shares of Series A convertible preferred stock issued at the closing remain outstanding, the approval of the holders of a majority of the then outstanding Series A convertible preferred stock is required to:

•	authorize or issue any shares of any of our securities (or reclassify any of our securities into other securities) that would rank pari passu with or senior to the Series A convertible preferred stock, or

•	permit our outstanding indebtedness to exceed $20 million.

Right to Designate Directors

So long as at least 37.5% of the shares of Series A convertible preferred stock issued at the closing are outstanding, the holders of Series A convertible preferred stock have the right, voting together as a separate class, to designate two members of our Board of Directors. If between 18.75% and 37.5% of the shares of Series A convertible preferred stock issued at the closing are outstanding, the holders of Series A convertible preferred stock have the right, voting together as a separate class, to designate one member of our Board of Directors. If less than 18.75% of the shares of Series A convertible preferred stock issued at the closing are outstanding, the rights of the Series A investors to vote separately for the election of directors shall terminate.

Under the Investor Rights Agreement (described below), one preferred director will be designated by J.P. Morgan Partners and one will be designated by Baker Brothers Investments. The right of J.P. Morgan Partners and Baker Brothers Investments, as applicable, to designate a director terminates if J.P. Morgan Partners or Baker Brothers Investments, as applicable, holds less than 50% of the Series A convertible preferred stock (or common stock issued upon conversion thereof) purchased by it at the closing. If J.P. Morgan Partners or Baker Brothers Investments loses its right to designate a director, then our Board of Directors may fill the vacancy or reduce the number of directors authorized in our bylaws. Pursuant to these rights and the Investor Rights Agreement, Srinivas Akkaraju, M.D., Ph.D. and Felix Baker, Ph.D. joined our Board of Directors in July 2003 upon completion of the private placement.

Redemption

The Series A convertible preferred stock is not redeemable by the holders thereof.

Pre-emptive Rights

If we propose to grant rights to acquire our securities pro rata to all holders of two percent or more of our outstanding common stock, holders of Series A convertible preferred stock have the right to acquire the number of such securities they would have acquired had they converted their Series A convertible preferred stock into common stock at the time of such grant. If we propose to offer rights to purchase our preferred stock to any stockholders, then the holders of Series A convertible preferred stock have the right to acquire up to the number of securities necessary to maintain their percentage interest in Seattle Genetics. If we propose to redeem any of our outstanding capital stock, other than certain shares issued under our equity incentive plans, then we are required to first offer to repurchase a like amount of the Series A convertible preferred stock at a purchase price determined using the volume weighted average price for the four trading days prior to our offer.

Warrants

We issued warrants to purchase 2,050,000 shares of common stock in connection with the issuance and sale of our Series A convertible preferred stock to the purchasers of the Series A convertible preferred stock. Each warrant is exercisable for a number of shares that represents 12.5% of the common stock into which the Series A convertible preferred stock purchased by each Series A investor is initially convertible. The per share exercise price of the common stock warrant is $6.25. The warrants are exercisable in whole or in part at any time on or before December 31, 2011, and expire if not exercised prior to such time. The warrants provide for a cashless exercise by the warrant holder if available. The warrant exercise price and the number of shares subject to the warrants are subject to adjustment in certain events including: stock subdivisions, combinations, splits, stock dividends, capital reorganizations, or capital reclassifications of our common stock. The preceding summary is qualified in its entirety by reference to the terms and provisions of the form of Warrant attached as an exhibit to our current report on Form 8-K filed with the SEC on May 15, 2003.

Registration Rights

Pursuant to an amended and restated investors’ rights agreement dated December 22, 1999, as amended, and the Investor Rights Agreement entered into in connection with the issuance and sale of our Series A convertible preferred stock dated July 8, 2003, certain holders of our common stock and the holders of our Series A convertible preferred stock are entitled to registration rights under the Securities Act with respect to their shares of common stock or the shares of common stock issuable upon conversion of their Series A convertible preferred stock, as applicable, if we propose to register any of our common stock. Such holders are entitled to notice of the registration and to include shares of their common stock in the registration at our expense. In addition, such holders are entitled to require us to file a registration statement under the Securities Act at our expense. Furthermore, such holders may require us to file additional registration statements on Form S-3 at our expense. All of these registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and our right to decline to affect such a registration if the anticipated aggregate offering price in such registration is below a minimum amount.

Antitakeover Effects of Provisions of Delaware Law, Washington Law and Our Charter Documents

Charter Documents

As noted above, our Board of Directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Seattle Genetics without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. In addition, the holders of our Series A convertible preferred stock have rights upon a change of control that could adversely effect the ability to complete a change of control of Seattle Genetics as described above.

Our certificate of incorporation provides for our Board of Directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Stockholders have no cumulative voting rights, and the stockholders representing a majority of the shares of common stock outstanding are able to elect the directors other than the two directors elected by the holders of our Series A convertible preferred stock.

Our certificate of incorporation also requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing and that the stockholders may amend our bylaws or adopt new bylaws, only by the affirmative vote of 66 2/3rds% of the outstanding voting securities. A special meeting of the stockholders may be called by our Chairman, our Chief Executive Officer, or a resolution adopted by a majority of the total number of authorized directors or stockholders owning 10% or more of our outstanding voting capital stock. In addition, holders of 66 2/3rds% of the outstanding shares of Series A convertible preferred stock may call a special meeting for the purpose of electing the two preferred directors or voting as a separate class on specific matters, subject to certain limitations. These provisions may have the effect of delaying, deferring or preventing a change in control and may also delay or prevent changes in management of Seattle Genetics, which could have an adverse effect on the market price of our stock.

These and other provisions are intended to enhance the likelihood of continued stability in the composition of our Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, such provisions also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Chapter 23B.19 of the Washington Business Corporation Act

We are also subject to the provisions of Chapter 23B.19 of the Washington Business Corporation Act that imposes restrictions on certain transactions between a corporation and certain significant stockholders. The Washington Business Corporation Act generally prohibits a “target corporation” from engaging in certain significant business transactions with an “acquiring person,” which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s Board of Directors prior to the time of the acquisition. Such prohibited transactions include, among other things,

•	a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

•	termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares; or

•	allowing the acquiring person to receive any disproportionate benefit as a stockholder.

After the five-year period, a “significant business transaction” may occur if it complies with “fair price” provisions specified in the statute. This provision may have the effect of delaying, deterring or preventing a change in control of Seattle Genetics.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services LLC. Its address is P.O. Box 3315, South Hackensack, NJ 07606 and its telephone number is (800) 522-6645.

Nasdaq National Market Listing

Our common stock is quoted on the Nasdaq National Market under the symbol “SGEN.”

PLAN OF DISTRIBUTION

We may sell our common stock through underwriters or dealers, through agents, or directly to one or more purchasers. The prospectus supplement or supplements will describe the terms of the offering of the common stock, including:

•	the name or names of any underwriters, if any;

•	the purchase price of our common stock and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional shares of common stock from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which our common stock may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the common stock for their own account and may resell the common stock from time to time in one or more transactions at a fixed public offering price. The obligations of the underwriters to purchase the common stock will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the common stock offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of common stock and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of the common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon by Heller Ehrman White & McAuliffe LLP, Seattle, Washington.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended. As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement on Form S-3 that may be obtained from the locations described below. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov.

Statements contained in this prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference into the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than reports or portions of reports furnished but not filed pursuant to SEC rules), until we complete our offering of the securities:

•	our annual report on Form 10-K for the year ended December 31, 2003;

•	our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2004, June 30, 2004 and September 30, 2004;

•	our current reports on Form 8-K filed on February 3, 2004, February 5, 2004, April 27, 2004, July 27, 2004, September 7, 2004, September 28, 2004 and October 26, 2004 (other than reports or portions of reports furnished but not filed pursuant to SEC rules);

•	our definitive proxy statement on Schedule 14A, as filed with the SEC on April 16, 2004 in connection with our May 17, 2004 annual meeting of stockholders; and

•	the description of our common stock contained in our registration statement on Form 8-A as filed with the SEC on February 28, 2001, as amended.

Documents incorporated by reference, excluding exhibits except to the extent such exhibits are specifically incorporated by reference, are available from us without charge. You may obtain documents incorporated by reference by requesting them in writing from Seattle Genetics, Inc., 21823 30th Drive SE, Bothell, Washington 98021, Attention: Investor Relations Department, or by calling (425) 527-4000.